Exhibit 99.1

Chimera Investment Corporation Reports Short Period 4th Quarter Core EPS of $0.03

NEW YORK--(BUSINESS WIRE)--Feb. 6, 2008--Chimera Investment Corporation (NYSE: CIM) today reported Core Earnings for the period commencing November 21 and ending December 31, 2007 of $1.3 million or $0.03 per average share. “Core Earnings” is a non-GAAP measure and is defined as GAAP net income (loss) excluding non-cash equity compensation expense and excluding any unrealized gains, losses or other items that do not affect realized net income, regardless of whether such items are included in other comprehensive income or loss, or in net income. The Company reported a GAAP loss for the period commencing November 21 and ending December 31, 2007 of $2.9 million or $0.08 per average share. The difference between the Company’s Core Earnings and GAAP results is related to the Company’s unrealized losses on interest rate swaps at December 31, 2007. The Company has not elected to apply hedge accounting to its interest rate swaps under Statement of Financial Accounting Standards No. 133 Accounting for Derivative Instruments and Hedging Activities. As a result, unrealized gains and losses on interest rate swaps are reported in earnings for GAAP net income. The Company intends to designate its interest rate swaps as tax hedges and any unrealized gains or losses should not affect its distributable net income.

Chimera is a newly-formed specialty finance company that invests in residential mortgage loans, residential mortgage-backed securities, real estate-related securities and various other asset classes. The Company’s principal business objective is to generate net income for distribution to investors from the spread between the yields on its investments and the cost of borrowing to finance their acquisition and secondarily to provide capital appreciation. The Company, a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”), is externally managed by Fixed Income Discount Advisory Company and currently has 37,744,918 shares of common stock outstanding.

The Company completed its initial public offering of 34,083,334 shares of common stock on November 21, 2007. The proceeds of the offering, less the underwriters’ discount and including the exercise of the underwriters’ over-allotment option, were approximately $479.3 million. In addition, concurrent with the public offering, the Company sold 3,621,581 shares in a private offering. The net proceeds of the private offering were approximately $54.3 million.

The Company declared common dividends for the period commencing November 21 and ending December 31, 2007 of $0.025 per share. The annualized dividend yield on the Company’s common stock for the period commencing November 21 and ending December 31, 2007, based on the December 31, 2007 closing price of $17.88, was 1.24%. On a Core Earnings basis, the Company provided an annualized return on average equity of 2.10% for the period commencing November 21 and ending December 31, 2007. On a GAAP basis, the Company provided an annualized return on average equity of (4.87%) for the period commencing November 21 and ending December 31, 2007.

Matthew J. Lambiase, Chief Executive Officer and President of Chimera, commented on the short period’s results. “Lending to creditworthy homeowners who document their financial condition and make down payments has been a successful business model for generations. Chimera was created to invest in these mortgage loans and securities in order to create attractive risk-adjusted rates of return for investors, primarily through dividends and, to a lesser extent, capital appreciation. This, our first earnings release, reflects a short period during which we just began to ramp up our portfolio. We are busily continuing this process and look forward to reporting our progress and results in the quarters and years ahead.”

For the period commencing November 21 and ending December 31, 2007, the annualized yield on average earning assets was 7.02% and the annualized cost of funds on the average repurchase balance was 5.08%. At December 31, 2007, the weighted average yield on assets was 6.62% and the weighted average cost of funds was 5.02%. Leverage at December 31, 2007 was 0.5:1.

Adjustable rate mortgage-backed securities comprised 81.8% of the Company’s portfolio at December 31, 2007. The balance of the portfolio was comprised of 5.7% fixed rate mortgage-backed securities, 3.8% adjustable rate residential mortgage loans and 8.7% fixed rate residential mortgage loans. At December 31, 2007, the Company had entered into interest rate swaps with a notional amount of $1.2 billion. The purpose of the swaps is to mitigate the risk of rising interest rates that affect the Company’s cost of funds.

The following table summarizes portfolio information for the Company:

December 31, 2007
Leverage at period-end	0.5:1
Adjustable-rate mortgage-backed securities as % of portfolio	81.8%
Fixed-rate mortgage-backed securities as % of portfolio	5.7%
Adjustable-rate residential mortgage loans as % of portfolio	3.8%
Fixed-rate residential mortgage loans as % of portfolio	8.7%
Notional amount of interest rate swaps as % of portfolio	95.8%
Annualized yield on average earning assets during the period	7.02%
Annualized cost of funds on average repurchase balance during the period	5.08%
Weighted average yield on assets at period-end	6.62%
Weighted average cost of funds at period-end	5.02%

The Company’s portfolio is comprised entirely of high credit quality mortgage-backed securities and whole residential mortgage loans. At December 31, 2007 the Company’s mortgage-backed securities portfolio was composed of AAA rated securities and its mortgage loans portfolio had no delinquent loans. During the period commencing November 21 and ending December 31, 2007 the Company recorded an $81 thousand loan loss provision.

The Constant Prepayment Rate was 14% during the period commencing November 21 and ending December 31, 2007. The weighted average cost basis was 99.0 at December 31, 2007. The net amortization of premiums and accretion of discounts on investment securities for the period commencing November 21 and ending December 31, 2007 was $98 thousand. The total net discount remaining unamortized at December 31, 2007 was $13.1 million.

General and administrative expenses, including the base management fee, as a percentage of average assets were 1.79% for the period commencing November 21 and ending December 31, 2007. At December 31, 2007 the Company had a common stock book value per share of $14.29.

The Company will hold the fourth quarter 2007 earnings conference call on Thursday, February 7, 2008 at 10:00 a.m. The number to call is 888-680-0865 for domestic calls and 617-213-4853 for international calls and the pass code is 38898948. The replay number is 888-286-8010 for domestic calls and 617-801-6888 for international calls and the pass code is 87979744. The replay is available for 48 hours after the earnings call. There will be a web cast of the call on www.chimerareit.com. If you would like to be added to the e-mail distribution list, please visit www.chimerareit.com, click on E-Mail alerts, enter your e-mail address where indicated and click the Subscribe button.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond our control) may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, our ability to obtain future financing arrangements, general volatility of the securities markets in which we invest, interest rate mismatches between our mortgage-backed securities and our borrowings used to fund such purchases, changes in interest rates and mortgage prepayment rates, effects of interest rate caps on our adjustable-rate mortgage-backed securities, rates of default or decreased recovery rates on our investments, prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities, the degree to which our hedging strategies may or may not protect us from interest rate volatility, changes in governmental regulations, tax law and rates and similar matters, availability of investment opportunities in real estate-related and other securities, market trends in our industry, interest rates, the debt securities markets or the general economy. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our prospectus dated November 15, 2007 filed with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CHIMERA INVESTMENT CORPORATION STATEMENT OF FINANCIAL CONDITION (UNAUDITED) (dollars in thousands)

December 31, 2007

ASSETS

Cash and cash equivalents	$6,026
Restricted cash	1,350
Mortgage-Backed Securities, at fair value	1,124,290
Loans held for investment, net of allowance for loan losses of $81	162,371
Receivable for reverse repurchase agreements	265,000
Accrued interest receivable	6,036
Other assets	563

Total assets	$1,565,636

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Repurchase agreements	$270,584
Payable for Mortgage-Backed Securities purchased	748,920
Accrued interest payable	415
Dividends payable	943
Accounts payable and other liabilities	1,729
Interest rate swaps, at fair value	4,156

Total liabilities	1,026,747

Stockholders’ Equity:
Common stock: par value $.01 per share; 500,000,000 authorized, 37,705,563 outstanding	377
Additional paid-in capital	532,208
Accumulated other comprehensive income	10,153
Accumulated deficit	(3,849)

Total stockholders’ equity	538,889

Total liabilities and stockholders’ equity	$1,565,636
CHIMERA INVESTMENT CORPORATION STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (UNAUDITED) (dollars in thousands)

For the Period November 21 through December 31, 2007

Interest income	$3,492

Interest expense	415

Net interest income	3,077

Unrealized losses on interest rate swaps	(4,156)

Net Investment Income (Expense)	(1,079)

Expenses
Management fee	1,217
General and administrative expenses	605
Total expenses	1,822

Loss before income taxes	(2,901)

Income tax	5

Net loss	($2,906)

Net loss per share:
Basic	($0.08)
Diluted	($0.08)

Weighted average number of shares outstanding:
Basic	37,401,737
Diluted	37,401,737

Net loss	($2,906)
Other comprehensive income:
Unrealized gain on available-for-sale securities	10,153
Comprehensive income	$7,247

CONTACT:
Chimera Investment Corporation
Investor Relations, 1-866-315-9930
www.chimerareit.com